NEWS RELEASE

Corning Natural Gas Holding Corporation Increases Dividend
for Eleventh Consecutive Year

Corning, N.Y. (Friday, January 31, 2020) – Corning Natural Gas Holding Corporation’s (Other OTC: CNIG) Board of Directors declared a common stock dividend for holders of record March 31, 2020. The common stock dividend of $0.1525/share, which is equal to an annualized rate of $0.61/share, is an increase of 5.2 % from the annualized rate of $0.58/share in 2019. “This is the 11th consecutive year the company has increased its dividend since reinstituting the cash dividend payment in 2009,” stated Mike German, CEO for the Company. The Board also approved its 6% Series A Cumulative Preferred Stock and Series B Convertible Preferred Stock dividend for shareholders of record on March 31, 2020, payable on or about April 14, 2020.

Corning Natural Gas Holding Corporation (CNGHC) incorporated in 2013 and is a publicly traded utility holding company. CNGHC is the parent company of Corning Natural Gas Corporation and Pike County Light and Power. CNGHC also owns 50% of Leatherstocking Gas Company and Leatherstocking Pipeline Company. Corning Natural Gas Corporation is a New York State regulated utility established in 1904 and provides safe, reliable, natural gas service to over 15,000 residential, commercial, and industrial customers in the Southern Tier and Central Regions of New York State. Pike County Light and Power provides both natural gas and electric utility service in Pike County, Pennsylvania. Leatherstocking Gas Company provides natural gas utility service in Susquehanna and Bradford Counties in Pennsylvania. To learn more about investor relations, visit www.corninggas.com.

Safe Harbor Regarding Forward-Looking Statements

Some of the statements that are issued by or on behalf of the company or that are made in this press release, including statements about confidence in the company’s prospects and strategies are forward-looking statements within the meaning of § 21E of the Securities Exchange Act. Some of these forward-looking statements can be identified by words like “believe,” “expect,” “will,” “should,” “intend,” “plan,” or similar terms; others can be determined by context. Statements contained in this release that are not historical facts are forward-looking statements. These statements are necessarily estimates reflecting the company’s judgment based upon current information and involve a number of risks and uncertainties. Many factors could affect the accuracy of these forward-looking statements, causing actual results to differ significantly from those anticipated in these statements. You should not place undue reliance on forward-looking statements which reflect analysis only as of the date of this report. The risks and uncertainties listed above and in documents that the company files with the Securities and Exchange Commission ( www.sec.gov ), including the annual report on Form 10-K, quarterly reports on Form 10-Q, and any current reports on Form 8-K, must be carefully considered by any investor or potential investor in Corning Natural Gas Holding Corporation.

Contact: Julie Lewis 607-936-3755